EXHIBIT 99.1

Valley Financial Corporation

____________________________________________________________________________

FOR RELEASE 8:00 a.m. April 30, 2009

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
(540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS IMPROVED FIRST QUARTER RESULTS

ROANOKE, VIRGINIA. April 30, 2009 -- Roanoke-based Valley Financial Corporation (NASDAQ Capital Market-VYFC) reported first quarter 2009 earnings of $148,000 and a net loss available to common shareholders of $87,000, or $0.02 per diluted common share. Those results compare to net income of $748,000, or diluted earnings per share of $0.16 during the same period in the prior year and reflect improvement on a linked quarter basis to the net loss to common shareholders of $530,000, or $0.11 per diluted common share, for the fourth quarter of 2008. The results for the first quarter of 2009 included a provision for loan losses of $1.3 million related to additional specific reserves on one large customer operating in the automobile industry. The additional reserves were needed due to significant adversarial actions taken by the borrower which increased the Company’s total loss exposure over what was anticipated at December 31, 2008.

Ellis L. Gutshall, President and Chief Executive Officer of the Company stated “While our operating results continue to be negatively impacted by the current economic environment, as is the case with nearly all banks throughout the country, we are pleased to report an increase in net income of $625,000 as compared to the net loss of $477,000 reported for the fourth quarter of 2008. Additionally, our earnings would have been significantly higher for the first quarter if we would not have been faced with the adversarial actions taken against us which resulted in charge-offs totaling $1.4 million in the first quarter.”

Nonperforming Assets and Allowance for Loan Losses Decrease

The Company’s ratio of non-performing assets as a percentage of total assets decreased to 1.09% as of March 31, 2009, as compared to 1.48% as of December 31, 2008. Net charge-offs for the quarter totaled $1.4 million as compared to $311,000 in the same period last year. The charge-offs for the current quarter are the result of the adversarial actions taken by one large customer operating in the automobile industry. The ratio of allowance for loan losses as a percentage of total loans decreased slightly from 1.37% at December 31, 2008 to 1.34% at March 31, 2009. Included in our reserve balance at March 31, 2009 are specific reserves totaling $2.2 million and general reserves totaling $5.4 million. Gutshall stated, “We believe these reserve balances are appropriate given the current state of the general economy and we anticipate our provisioning levels to remain elevated throughout 2009, depending on the severity and duration of the recession.”

Net Interest Margin

The Company’s net interest margin was 2.89% for the three months ended March 31, 2009, down 3 basis points compared to the 2.92% reported for the same period last year. Gutshall stated, “The net interest margin for the first quarter compressed slightly due to the high volume of non-performing assets as compared to the prior year. We are committed to resolving these non-performing assets as quickly as possible during 2009, which in turn should alleviate some of the net interest margin pressure. Additionally, approximately 51% of our loan portfolio is tied to LIBOR and Prime rate indices. Both of these indices declined significantly during the periods being compared and have triggered a lower rate of return on the Company’s variable rate loan products resulting in decreased yield. In an effort to combat these declining loan yields, we began inserting rate floors in all new and renewing credit facilities during the 4th Quarter of 2008 and as of March 31, 2009, 48% of our floating rate loans by dollar contained a floor rate and the weighted average floor rate was 4.32%. On the funding side, our overall cost of funds decreased 40 basis points from 2.85% for the fourth quarter of 2008 to 2.45% for the first quarter of 2009.”

Operating Costs

Non-interest expense for the first quarter of 2009 amounted to $3,694,000, essentially flat when compared to the $3,624,000 for the fourth quarter of 2008, despite an increase in FDIC insurance premiums of $100,000 and an increase in legal expenses of $102,000 in the first quarter of 2009. The increase in legal fees is due primarily to the credit related legal work performed on our problem assets as well as increased legal expenses related to our participation in the TARP program. As an offset to these increases, compensation expense declined in the first quarter by $126,000 as compared to the fourth quarter of 2008.

Non Interest Income

The Company recorded non-interest income totaling $699,000 for the first quarter of 2009, compared to $516,000 for the same period last year. Included in results for the first quarter is $267,000 of gains realized on the sale of investment securities.

Capital Levels Remain Strong

The Company’s capital base remains strong. Tier 1 risked based capital was 12.79% at March 31, 2009 compared to 13.11% at December 31, 2008. Total risked based capital was 14.04% at March 31, 2009 compared to 14.36% at December 31, 2009. All capital ratios are significantly higher than the regulatory standards for well-capitalized banks.

Balance Sheet Growth

At March 31, 2009, Valley Financial’s total assets were $693 million, total deposits were $503 million, total loans stood at $568 million and total shareholders' equity was $59 million. Compared with March 31, 2008, the Company experienced increases of $79 million or 13% in total assets, $76 million or 18% in total deposits and $71 million or 14% in total loans over the twelve-month period.

Gutshall stated, “As can be seen from the numbers above, we at Valley Bank continue to experience strong loan demand and strong core deposit growth from customers who prefer dealing with a local, established community bank. We have made approximately $33 million in additional loans subsequent to the issuance of preferred stock to the U.S. Treasury last December. Additionally, the Company paid and accrued dividends totaling $243,000 in connection with the preferred stock instrument since closing the transaction in December 2008. Furthermore, during the first quarter of 2009, total deposits grew by $36.5 million, with increases in both our Prime Money Market account and our new checking product, My Lifestyle Checking, that was rolled out one year ago.”

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road, and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

Three Months Ended 3/31/09
Net interest income, non tax-equivalent	$4,594

Less: tax-exempt interest income	(110)
Add: tax-equivalent of tax-exempt interest income	167

Net interest income, tax-equivalent	$4,651

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION CONSOLIDATED FINANCIAL HIGHLIGHTS (dollars in thousands, except per share amounts)
	(Unaudited) March 31 2009	December 31 2008	(Unaudited) March 31 2008
Total assets	$ 692,851	$ 674,479	$ 613,614
Total loans	567,747	553,046	497,031
Investments	86,081	92,851	85,738
Deposits	502,860	466,335	426,499
Borrowed funds	125,996	143,515	138,932
Stockholders’ equity	58,615	58,505	41,748
Non-performing assets to total assets	1.09%	1.48%	0.44%
Loans past due more than 90 days to total loans	0.01%	0.01%	0.04%
Allowance for loan losses to total loans	1.34%	1.37%	0.98%
Book value per share, exclusive of accumulated other comprehensive income (loss)	$9.16	$9.15	$8.95

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended
	March 31
	2009	2008
Interest income	$8,317	$9,459
Interest expense	3,723	5,321
Net interest income	4,594	4,138
Provision for loan losses	1,433	291
Net interest income after provision for loan losses	3,161	3,847
Noninterest income	699	516
Noninterest expense	3,694	3,313
Net income before taxes	166	1,051
Provision for income taxes	18	303
Net income	$148	$748
Preferred dividend, net of accretion of warrants	235	-
Net income/(loss) available to common shareholders	($87)	$748
Basic net income per share	($0.02)	$0.16
Diluted net income per share	($0.02)	$0.16
Return on average total assets	0.09%	0.50%
Return on average total equity	1.02%	7.23%
Yield on earning assets (TEY)	5.20%	6.63%
Cost of funds	2.45%	3.84%
Net interest margin (TEY)	2.89%	2.92%
Overhead efficiency ratio	69.52%	69.34%
Net charge-offs/average loans	0.24%	0.06%